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Exhibit 3.4

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Articles Supplementary
9.10% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

        ALEXANDRIA REAL ESTATE EQUITIES, INC. a Maryland corporation (the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation that:

        FIRST: Pursuant to Section 6.3 of Article VI of the Articles of Amendment and Restatement of the Corporation (the "Charter"), the Board of Directors of the Corporation (the "Board of Directors"), by resolution duly adopted, classified and designated 2,300,000 shares (the "Shares") of Preferred Stock (as defined in the Charter) as shares of 9.10% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, subject in all cases to the provisions of Article VII of the Charter, that are as set forth in the following paragraphs, which upon any restatement of the Charter shall be made part of Article VI, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof. The classification increases the number of shares classified as Series B Preferred Stock from no shares immediately prior to the classification to 2,300,000 shares immediately after the classification. The classification decreases the number of shares of unclassified Preferred Stock from 97,890,000 shares immediately prior to the classification to 95,590,000 shares immediately after the classification.

9.10% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

        1.    Designation and Amount.

        The Series B Preferred Stock designated herein shall be 9.10% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share. The number of shares of Series B Preferred Stock to be authorized shall be 2,300,000.

        2.    Dividend Provisions.

        (a)  Subject to the rights of series of Preferred Stock which may from time to time come into existence, holders of shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.10% per annum of the Liquidation Preference (as hereinafter defined) per share (equivalent to a fixed annual amount of $2.275 per share). Such dividends shall be cumulative from the date of original issue and shall be payable quarterly in arrears on or before the 15th day of each of January, April, July and October of each year or, if any such day is not a business day, then on the next succeeding business day (each, a "Dividend Payment Date"). The first dividend, which will be due on or before April 15, 2002, will be for less than a full quarter. Such first dividend and any dividend payable on Series B Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the records of the Corporation at the close of business on the last business day of December, March, June and September, respectively, or on such date designated by the Board of Directors of the Corporation that is not more than 30 nor less than ten days prior to the applicable Dividend Payment Date (each, a "Dividend Record Date").

        (b)  Dividends on Series B Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they become payable. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series B Preferred Stock which may be in arrears. No dividends on shares of Series B Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any of the Corporation's agreements, including any agreement relating to the Corporation's indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

        (c)  If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section (the "Code")) any portion (the "Capital Gains Amount") of the total dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to holders of Series B Preferred Stock shall be the amount that bears the same ratio to the Capital Gains Amount that the Total Dividends (as determined for federal income tax purposes) paid or made available to the holders of Series B Preferred Stock for the year bears to the Total Dividends.

        (d)  If any shares of Series B Preferred Stock are outstanding, no dividends (other than in shares of Common Stock (as defined in the Charter) or other series of Preferred Stock ranking junior to Series B Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set apart for payment on any Common Stock or any other series of Preferred Stock of the Corporation ranking junior to Series B Preferred Stock as to dividends, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on shares of Series B Preferred Stock and all other series of Preferred Stock ranking, as to dividends, on a parity with the Series B Preferred Stock ("Parity Preferred") for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Series B Preferred Stock and Parity Preferred, all dividends declared upon shares of Series B Preferred Stock and any Parity Preferred shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other series of Parity Preferred shall in all cases bear to each other the same ratio that accrued dividends per share on Series B Preferred Stock and such other series of Parity Preferred (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Preferred does not have a cumulative dividend) bear to each other.

        (e)  Except as provided in Section 2(d), unless full cumulative dividends on shares of Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other stock ranking junior to Series B Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the shares of Common Stock or any other stock of the Corporation ranking junior to or on a parity with Series B Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock or any other stock of the Corporation ranking junior to or on a parity with Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation or any affiliate or any person acting on behalf of the Corporation or any of its affiliates (except by conversion into or exchange for other stock of the Corporation ranking junior to Series B Preferred Stock as to dividends and amounts upon liquidation or exchanges for the purpose of preserving the Corporation's status as a REIT).

        (f)    Any dividend payment made on shares of Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of Series B Preferred Stock which remains payable.

        3.    Liquidation Preference.

        (a)  Subject to the rights of series of Preferred Stock which may from time to time come into existence, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution of assets shall be made to the holders of any shares of Common Stock or any other class or series of stock of the Corporation ranking junior to Series B Preferred Stock as to liquidation rights, the holders of shares of Series B Preferred Stock shall be entitled to receive out of assets of the Corporation legally available for distribution to stockholders, liquidation distributions in the amount of the liquidation preference of $25.00 per share (the "Liquidation Preference"), plus an amount equal to all dividends accrued and unpaid thereon to the date of payment. Holders of Series B Preferred Stock will be entitled to written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of shares of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the available assets of the Corporation are insufficient to pay the full amount of the liquidation distributions on outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Corporation ranking on a parity with Series B Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation ("Parity Stock"), then the holders of shares of Series B Preferred Stock and Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise respectively be entitled.

        (b)  A consolidation or merger of the Corporation with or into any other trust, entity or entities, or a sale, lease, consolidation, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.

        4.    Redemption.

        (a)  Shares of Series B Preferred Stock are not redeemable prior to January 22, 2007, except that each share of Series B Preferred Stock is redeemable as provided in Article VII of the Charter of the Corporation. On and after January 22, 2007, the Corporation at its option upon not less than 30 nor more than 60 days' written notice, may redeem outstanding shares of Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid thereon to the date fixed for redemption (except as provided below), without interest. The redemption price of shares of Series B Preferred Stock (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of proceeds from the sale of equity securities of the Corporation or its consolidated entities (whether or not such sale occurs concurrently with such redemption), which equity securities may include common stock, preferred stock, depositary shares, partnership or membership interests, participations or other ownership interests, however designated, in the Corporation or any of its consolidated entities and any rights (other than debt securities convertible into or exchangeable for equity securities, unless and to the extent such debt securities are subsequently converted into or exchanged for such equity securities), warrants or options to purchase any thereof. Holders of shares of Series B Preferred Stock to be redeemed shall surrender such shares of Series B Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Corporation and such shares will be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation.

        (b)  Unless full cumulative dividends on all outstanding shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series B Preferred Stock or Parity Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock or Parity Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the exchange by the Corporation of shares of Series B Preferred Stock or Parity Stock for an equal number of shares of Excess Stock (as defined in the Charter) in accordance with Article VII of the Charter of the Corporation or the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock. Furthermore, unless full cumulative dividends on all outstanding shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock (except by exchange for shares of stock of the Corporation ranking junior to Series B Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent exchange by the Corporation of shares of Series B Preferred Stock or Parity Stock for an equal number of shares of Excess Stock in accordance with Article VII of the Charter of the Corporation or the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

        (c)  Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Series B Preferred Stock at the address shown on the share transfer books of the Corporation. No failure to give such notice or any defect therein in the mailing thereof shall affect the validity of the proceeding for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the number of shares of Series B Preferred Stock to be redeemed; (iii) the redemption price per share; (iv) the place or places where certificates for shares of Series B Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on shares of Series B Preferred Stock will cease to accrue on such redemption date. If fewer than all shares of Series B Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series B Preferred Stock to be redeemed from each such holder. If notice of redemption of any shares of Series B Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of shares of Series B Preferred Stock so called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

        (d)  Immediately prior to any redemption of Series B Preferred Stock, any accumulated and unpaid dividends through the redemption date shall be paid in cash, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares between such Dividend Record Date and the corresponding Dividend Payment Date or default in the payment of the dividend due. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series B Preferred Stock which have been called for redemption.

        (e)  Series B Preferred Stock will not be subject to any sinking fund or mandatory redemption, except as provided in Article VII of the Charter of the Corporation.

        5.    Voting Rights

        (a)  Except as provided in this Section 5, the holders of shares of Series B Preferred Stock will have no voting rights.

        (b)  If six or more quarterly dividends (whether or not consecutive) payable on shares of Series B Preferred Stock or any Parity Preferred are in arrears (a "Preferred Dividend Default"), whether or not earned or declared, the number of directors then constituting the Board of Directors of the Corporation will automatically be increased by two, and the holders of shares of Series B Preferred Stock, voting together as a class with the holders of shares of any other series of Parity Preferred upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on the Corporation's Board of Directors at a special meeting called by of the holders of record of at least 20% of the Series B Preferred Stock or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) and at each subsequent annual meeting until all unpaid dividends accumulated on such shares of Series B Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series B Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such directors shall be elected upon the affirmative vote of a plurality of the shares of Series B Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series B Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current period have been paid in full or declared and set aside for payment in full on the Series B Preferred Stock and all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each director so elected shall immediately terminate. The directors so elected shall each be entitled to one vote per director on any matter.

        (c)  So long as any shares of Series B Preferred Stock remain outstanding, the Corporation will not without the affirmative vote or consent, given in person or by proxy, either in writing or at a meeting, of the holders of at least two-thirds of the shares of the Series B Preferred Stock and of the shares of any series of Parity Preferred or Parity Stock determined by the Board of Directors to be affected in a manner similar to the Series B Preferred Stock by the proposed action described in (a) or (b) below (upon which like voting rights have been conferred and are exercisable on the matter), voting together as a single class, (a) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of the Corporation's Charter or these Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series B Preferred

Stock remains outstanding with the terms thereof materially unchanged, or if the Corporation is not the surviving entity and the successor entity issues to holders of Series B Preferred Stock preferred shares with substantially identical rights, privileges, preferences and voting powers as the Series B Preferred Stock, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B Preferred Stock and provided further that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not require the vote of the holders of the Series B Preferred Stock.

        (d)  Except as provided above, the holders of Series B Preferred Stock are not entitled to vote on any merger or consolidation involving the Corporation, on any share exchange or on a sale of all or substantially all of the assets of the Corporation.

        6.    Conversion.

        The shares of Series B Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except that each share of Series B Preferred Stock is exchangeable into Excess Stock as provided in Article VII of the Charter of the Corporation.

        7.    Status of Redeemed Stock.

        In the event any shares of Series B Preferred Stock shall be redeemed pursuant to Section 4 hereof, the shares so redeemed shall revert to the status of authorized but unissued shares of Series B Preferred Stock available for future issuance or reclassification by the Corporation.

        SECOND: The Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

        THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

        FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

        IN WITNESS WHEREOF, ALEXANDRIA REAL ESTATE EQUITIES, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on January 18, 2002.

ATTEST:	ALEXANDRIA REAL ESTATE EQUITIES, INC.
/s/ LAURIE A. ALLEN Laurie A. Allen, Secretary	/s/ JOEL S. MARCUS Joel S. Marcus, Chief Executive Officer

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Exhibit 3.4